Exhibit 5.1
December 29, 2008
Superior Well Services, Inc.
1380 Rt. 286 East, Suite #121
Indiana, Pennsylvania 15701
RE: Registration Statement on Form S-3
Ladies and Gentlemen:
     We have acted as counsel for Superior Well Services, Inc., a Delaware corporation (the “Company”), with respect to certain legal matters in connection with the preparation and filing of a Registration Statement on Form S-3 (the “Registration Statement”) by the Company under the Securities Act of 1933, as amended, relating to the registration of certain of the Company’s securities that are held by or that are issuable to Diamondback Holdings, LLC. These securities include (i) 75,000 shares of the Company’s Series A 4% Convertible Preferred Stock (the “Preferred Shares”), (ii) 3,000,000 shares of the Company’s common stock that are issuable upon conversion of the Preferred Shares (the “Conversion Shares”), (iii) $80,000,000 in aggregate principal amount of the Company’s Second Lien Notes due 2013 (the “Notes”) that are fully and unconditionally guaranteed (the “Guarantees”) by each of the Company’s subsidiaries and its future subsidiaries (the “Guarantors”) and (iv) the Guarantees. The Notes are to be issued pursuant to that certain Indenture, dated as of November 18, 2008 (the “Indenture”), by and among the Company, its subsidiaries and Wilmington Trust FSD, as Trustee.
     We have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Amended and Restated Certificate of Incorporation, the Certificate of Designations for the Series A 4% Convertible Preferred Stock (the “Certification of Designations”) and the Amended and Restated Bylaws of the Company, each as amended to the date hereof, (ii) the Registration Statement, (iii) the Indenture, (iv) the Notes, (v) resolutions of the board of directors of the Company and (vi) such other certificates, statutes or other instruments and documents as we considered appropriate for purposes of the opinions hereafter expressed. We have also reviewed such questions of law as we have deemed necessary or appropriate. As to matters of fact relevant to the opinions expressed hereafter, and as to factual matters arising in connection with our examination of corporate documents, records and other documents and writings, we relied upon certificates and other communications of corporate officers of the Company, without further investigation as to the facts set forth therein.
     In connection with rendering the opinions set for below, we have assumed that (i) all information contained in all documents reviewed by us is true and correct, (ii) all signatures on all documents examined by us are genuine, (iii) all documents submitted to us as originals

Vinson & Elkins LLP Attorneys at Law Austin Beijing Dallas Dubai Hong Kong Houston London Moscow New York Shanghai Tokyo Washington	First City Tower, 1001 Fannin Street, Suite 2500, Houston, Texas 77002-6760 Tel 713.758.2222 Fax 713.758.2346 www.velaw.com

December 29, 2008 Page 2
are authentic and all documents submitted to us as copies conform to the originals of those documents and (iv) the Registration Statement, and any amendments thereto (including post-effective amendments), will have become effective.
Based upon the foregoing, we are of the opinion that:
1.	The Preferred Shares are duly authorized, validly issued, fully paid and non-assessable;

2.	When issued by the Company in accordance with the terms of the Certificate of Designations, the Conversion Shares will be duly authorized, validly issued, fully paid and non-assessable;

3.	The Notes have been legally issued, and assuming that the Notes have been duly authorized by the Trustee, constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms, except as such enforcement is subject to any applicable bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium and similar laws relating to or affecting creditors’ rights generally and to general equitable principles (regardless of whether enforcement is sought in a proceeding in equity or at law); and

4.	The Guarantees are valid and binding obligations of the Guarantors, enforceable against each Guarantor in accordance with their terms, except as such enforcement is subject to any applicable bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium and similar laws relating to or affecting creditors’ rights generally and to general equitable principles (regardless of whether enforcement is sought in a proceeding in equity or at law).
     We express no opinion concerning the effect of statutes, regulations, constitutional provisions and other laws that may affect the remedies available under the Notes and Guaranties but will not affect the practical realization of the benefits thereof.
     The foregoing opinion is based on and is limited to the laws of the State of New York, the General Corporation Law of the State of Delaware, which includes those statutory provisions as well as all applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting such laws, and the relevant federal law of the United States of America, and we render no opinion with respect to the laws of any other jurisdiction or, without limiting the generality of the foregoing, the effect of the laws of any other jurisdiction.

December 29, 2008 Page 3
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to use our name in the Prospectus forming a part of the Registration Statement under the caption “Legal Matters.” In giving consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations thereunder.

Very truly yours,
/s/ VINSON & ELKINS LLP